                                                                   EXHIBIT 10.12

                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT (this "Agreement"), dated as of January 1, 2003
("Effective Date"), by and between ONDEO NALCO ENERGY SERVICES, L.P., a Delaware limited partnership (the "Company"), and Mark L. Bosanko (the "Executive").

                              B A C K G R O U N D:
                              - - - - - - - - - -

         The Executive is currently employed by the Company;

         The Company and the Executive desire to enter into this Agreement, effective as of the Effective Date, to set forth the terms and conditions of
Executive's continued employment with the Company as its President and Chief
Executive Officer; and

         The Company and the Executive agree that the terms and provisions of this Agreement shall supersede the terms of all the Executive's prior Employment
Agreements, with the Company or its subsidiaries, except as specifically provided below.

         In consideration of the mutual covenants and promises contained herein, the Company and the Executive, agree:

         1. Employment. Subject to the terms and conditions set forth herein, the Company shall continue the employment of the Executive as President and
Chief Executive Officer and the Executive accepts such employment for the
Employment Term (See Section 3 below). During the Employment Term, the Executive shall also perform such additional duties as may from time to time be assigned to him by the Company's Board of Directors commensurate with the Executive's position, including, but not limited to, serving as an officer or director of affiliated entities.

         2. Performance. During the Employment Term, the Executive will serve the Company faithfully and to the best of his ability and will devote his full business time, energy, experience and talents to the business of the Company.

         3. Employment Term. Subject to earlier termination pursuant to Section
5 below, the Employment Term shall begin upon the Effective Date and shall initially continue for a period of three (3) years from such date (the "Initial
Term"). The Initial Term shall be automatically extended for successive additional periods of one (1) year each commencing at the end of the Initial
Term and each anniversary thereafter (each such period, an "Additional Term")
unless either party shall have given written notice to the other party of non-extension at least ninety (90) days prior to the end of the then applicable
Initial Term or Additional Term (the Initial Term and the Additional Term or
Terms, if applicable, collectively, is the "Employment Term").

         4. Cause/Good Reason.

a.   "Cause" shall mean: (1) the Executive's conviction of plea of nolo contendere or guilty, to, or written admission of the commission of, a felony (2) any breach by the Executive of any material provision of this
     Agreement; (3) any act by the Executive involving moral turpitude, fraud or misrepresentation with respect to his duties for the Company; or (4) gross negligence or willful misconduct on the part of the Executive in the performance of his duties as an employee, officer or member of the Company;
     provided, however, the Company may not terminate the Executive's employment under clauses (2), (3) or (4) above unless the Company first gives the
     Executive notice of its intention to terminate and of the grounds for such termination within 90 days after such event or circumstance is first brought to the attention of the Board of Directors by the senior Human
     Resources

     Officer or senior Legal Officer of the Company, and in the case of a breach set forth in clause (2) above, the Executive either has not, within 30 days following receipt of such notice, cured such Cause, or in the event such
     Cause is curable but cannot be cured within such 30-day period, has not taken all reasonable steps to cure such Cause.

b.   "Good Reason" shall mean the occurrence of the following events without the
     Executive's written consent, provided that such occurrence is not cured within thirty (30) days of the Executive giving the Company written notice thereof and such written notice is given within ninety (90) days following the Executive's first knowledge of the occurrence of the event: (1) a reduction in the Executive's rate of Base Salary while an employee of the
     Company provided, however, the Company may reduce the Executive's Base
     Salary up to 15% per year without constituting "Good Reason" provided the rate reduction uniformly applies to other company executives which are similarly situated; or (2) a breach by the Company of any material provision of this Agreement.

c.   Notice of non-extension by the Company shall be deemed a termination without Cause at the end of the then current Employment Term and notice of non-extension by the Executive shall be deemed a termination without Good
     Reason at the end of the then current Employment Term. Notwithstanding the foregoing, the Company's notice of non-extension of the then current
     Employment Term shall not constitute a termination without Cause if such notice is given by the Company to the Executive after his attainment of age sixty-five (65) provided such employment termination is specifically permitted as a stated exception from applicable federal and state discrimination laws based on the Executive's position and retirement benefits.

d.   The Executive may be reassigned to different job duties at different locations from time-to-time by the Company. If a reassignment does not reduce the Executive's status, base pay, or welfare benefits, it shall not be "Good Reason". Reassignments to positions within Suez or its subsidiaries or affiliates will not constitute "Good Reason".

         5. Compensation and Benefits. During the Employment Term, the Executive
shall be entitled to:

a.   A Base Salary, payable in equal installments in accordance with the
     Company's procedures, at an annual rate of $240,000 US Dollars;

b.   Participation in the Company's annual executive incentive program, currently known as the Management Incentive Plan ("MIP"), with a target award of 50% of Base Salary;

c.   Participation in the Company's Long-Term Cash Incentive Plan, currently known as the Long-Term Cash Incentive Plan (the "LTCIP") with a target award level of 50% of Base Salary;

d.   Such other bonuses and compensation, if any, as the Company in its sole discretion may award to the Executive;

e.   Participation in a Company non-qualified deferred compensation program
     (should such a program be created), subject to the eligibility requirements of such program;

f.   Participation in the various medical, dental, disability, life insurance, pension, profit sharing and other qualified and non-qualified supplemental employee benefit plans generally made available by the Company, from time to time, for its employees, subject to the terms and conditions of the applicable plan documents and all applicable laws;

g.   Vacation and sick leave in accordance with the Company's established practices for its senior executives;

h.   Be reimbursed by the Company for all reasonable expenses actually incurred by the Executive in connection with the performance of the Executive's duties hereunder in accordance with policies established by the Company from time to time and upon presentation of appropriate documentation;

i.   Participation in the SUEZ equity award or equity-based programs and in accordance with Plan provisions and based on the Company's determination of the Executive's level of performance; and

j.   Use of an automobile, to be provided by the Company, and, subject to the terms of the Company's policy, reimbursement for gas, maintenance and insurance costs and expenses incurred by the Executive with respect to such automobile together with an additional "gross-up" payment to cover all income and employment taxes imposed on the Executive during the Employment
     Term attributable to imputed income derived from the personal use of such automobile and the foregoing payments.

         6. Termination.

a.   General Rules. If not terminated earlier in accordance with the next sentence, the employment hereunder shall terminate at the end of the
     Employment Term as provided in Section 3 above. The employment of the
     Executive hereunder and the Employment Term may be terminated earlier at any time by written notice (1) by the Company with or without Cause (2) by the Executive with or without Good Reason, other than Voluntary Retirement,
     (3) by the Executive due to voluntary retirement by the Executive
     ("Voluntary Retirement"), (4) by the Company due to the Executive's
     Disability, or (5) by the Executive due to his death.

b.   Disability.

          (1) At any time after a Disability (as defined below) occurs, provided the Executive has not then returned to his duties on a regular full-time basis, the Company may terminate the Executive's employment effective forthwith after giving notice to the Executive of such termination provided the Company's Board of Directors, upon advice of a medical doctor selected in accordance with Section 6b. hereof, determines that either: (a) the Executive has been incapable of performing his essential duties and responsibilities under the
          Agreement for the period specified in Section 6b.; or (b) based on the
          Executive's current incapacity, it is likely the Executive will remain incapable of performing his essential duties and responsibilities under the Agreement for the period specified in Section 6b.

          (2) "Disability" shall mean the mental or physical incapacity of the
          Executive such that (a) he qualifies for long-term disability benefits under a Company-sponsored long-term disability policy or (b) he has been incapable (or is likely to be incapable) as a result of illness, disease, mental or physical disability, disorder, infirmity, or impairment or similar cause of performing his essential duties and responsibilities for any period of one hundred eighty (180) days
          (whether or not consecutive) in any consecutive three hundred sixty-five (365) day period. Disability shall be determined by an approved medical doctor selected by the Company and the Executive. If the Company and the Executive cannot agree on a medical doctor, each party shall select a medical doctor and the two doctors shall select a third who shall be the approved medical doctor for this purpose.

         7. Payments and Benefits upon Termination.

a.   Termination For Good Reason or Without Cause.

     If, during the Employment Term, the Executive terminates his employment with the Company for Good Reason or the Executive's employment is terminated by the Company without Cause, (other than for Disability), the
     Company shall have no liability or further obligation to the Executive except that the Executive shall be entitled to receive:

          (1) within 30 days after such termination of employment, any earned but unpaid Base Salary for the period before termination and any declared but unpaid bonuses for prior periods which have ended at the time of such termination ("Entitlements");

          (2) at the time provided in such plan, any rights to which he is entitled in accordance with plan provisions under any employee benefit plan, program or arrangement, fringe benefit or incentive plan, including with respect to life insurance ("Rights");

          (3) at the time MIP or LTCIP payments would otherwise have been paid, a pro rata portion of the annual bonus he would have received under the Company's MIP had the Executive remained employed by the Company for the full fiscal year in which his termination occurs, multiplied by the ratio of the number of days of his employment by the Company during such fiscal year to 365 (the "Pro Rata Bonus") and a pro rata portion of any payment he would have received under the Company's
          LTCIP had he remained employed by the Company for the full long-term incentive period or periods in which his termination occurs, multiplied by the ratio of the number of days of his employment by the
          Company during such period to the full number of days in such period
          (the "Pro Rata Long-Term Incentive") (such amounts to be referred to herein collectively as the "Pro Rata Bonus and Incentive Payments");
          and

          (4) within 30 days after termination, a lump sum severance payment equal to one and one-half (1.5) times the sum of his Executive's
          Annual Salary and MIP award

          ("Severance Pay") (The MIP award will be calculated assuming achievement of 100% of target under his MIP in effect for the fiscal year in which his employment was terminated).

b.   Additionally, upon termination, for Good Reason or without Cause, the
     Company shall provide the Executive (and his eligible dependents) with continued coverage under the Company's group medical and dental plans
     ("health plans" or "health plan" if singular) for an 18-month period following the Executive's termination of employment with the Company;
     provided, however, such continued coverage shall immediately cease upon the
     Executive becoming eligible for coverage under a subsequent employer's group health plan and the Executive agrees to pay the active employee premium rate for the coverage. "Health plans" does not include life insurance, accidental death and dismemberment insurance, or disability insurance. Arrangement for such continued participation in the Company's group health plan shall be accomplished, at the Company's election, either through the Company's continuation of the Executive's coverage on a single or family-coverage basis, as applicable, under the Company's group health plan or by the Executive's direct payment of the monthly COBRA premiums charged at the active employee rate for the COBRA coverage for a period of
     18 months following the Executive's termination of employment, subject, at all times to the Executive's eligibility for continued coverage under
     COBRA. Notwithstanding the foregoing, the continuation period for group health benefits under Section 4980B of the Code by reason of the
     Executive's termination of employment with the Company shall be measured from the Executive's actual date of termination of employment.

c.   Termination Due to Voluntary Retirement, Death, or Disability. If, during the Employment Term, the Executive terminates employment due to Voluntary
     Retirement or his death, or his

     employment is terminated by the Company due to Disability, the Company shall have no liability or further obligation to the Executive (or his estate or designated beneficiaries under any Company-sponsored employee benefit plan in the event of his death) except as follows:

          (1) any Entitlements within 30 days of such termination of employment or, if later, the date such Entitlements would otherwise be paid to active employees of the Company;

          (2) the Pro Rata Bonus and Incentive Payments, at the time such payments would be paid to active employees; and

          (3) any Rights at the time provided in the relevant plans.

d.   Termination For Cause or Without Good Reason.

     If, during the Employment Term, the Executive's employment is terminated by the Company for Cause or by the Executive other than for Good Reason,
     Voluntary Retirement or death, the Company shall have no liability or further obligation to the Executive except as follows:

          (1) within 30 days of such termination of employment, any earned but unpaid Base Salary for the period prior to termination;

          (2) any other earned but unpaid amounts including any declared but unpaid bonuses for prior periods which have ended at the time of such termination; and

          (3) any Rights at the time provided in the relevant plans.

e.   As a condition of receiving the payments and benefits provided under this
     Section 7, other than the Entitlements, Rights, any right to COBRA benefits paid solely by the Executive, and any accrued but unused vacation pay, the
     Executive or his legally appointed representative (if he dies or is disabled), shall be required to execute a release (in such form as reasonably requested by the Company) releasing the Company and its
     Affiliates (as such

     term is defined below) from any and all obligations and liabilities to the
     Executive arising from or in connection with his employment or termination of employment with the Company and any disagreements with respect to such employment, and such release shall not apply with respect to any rights of the Executive to indemnification under the Company's Certificate of
     Incorporation or By-Laws.

f.   The payments made pursuant to this Section 7 and Section 9 below, if any, other than the Entitlements, shall be excluded from all pension and benefit calculations under the employee benefit plans of the Company.

         8. Covenants of the Executive.

a.   During the Executive's employment with the Company hereunder and for a period of two (2) years thereafter, (1) the Executive shall not, within any jurisdiction or marketing area in which the Company (or its Subsidiaries
     (as such term is defined below)) is doing business, directly or indirectly, own, manage, operate, control, consult with, be employed by, or participate in the ownership, management, operation or control of any business of the type and character engaged in or competitive with that conducted by the
     Company (or its Subsidiaries); (2) the Executive shall not, directly or indirectly, employ, solicit for employment or otherwise contract for the services of any individual who is an employee of the Company (or its
     Subsidiaries and Affiliates (as such term is defined below)) at the time of this Agreement or who shall subsequently become an employee of the Company
     (or its Subsidiaries and Affiliates); and (3) the Executive will not solicit, in competition with the Company, any person who is, or was at any time within the twelve months prior to the Executive's termination of employment, a customer of the business conducted by the Company (or its
     Subsidiaries). For purposes of determining whether to permanently withhold, or recover, payments from the Executive pursuant to Section 8(j) hereof;
     the

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     Company's Board of Directors shall reasonably determine what constitutes a competing business; provided that (1) the scope of businesses and the jurisdictions and marketing areas within which the Executive has agreed not to compete pursuant to clause (a)(1) of this Section 8 shall, for any challenged activity of the Executive, be determined as of the date of any such activity and (2) the Executive's ownership of securities of two percent (2%) or less of any publicly traded class of securities of a public company shall not be considered to be competition with the Company. For purposes of Section 7 and 8, "Subsidiary" shall mean a corporation in which the Company owns a 50% (or greater) ownership interest, and the term
     "Affiliate" shall mean the ultimate parent of the Company ("Ultimate
     Parent") and the Subsidiaries of the Ultimate Parent.

b.   During the Executive's employment with the Company and thereafter, (1) the
     Executive will not divulge, transmit or otherwise disclose (except as legally compelled by court order, and then only to the extent required, after prompt notice to the Company of any such order), directly or indirectly, other than in the regular and proper course of business of the
     Company, any confidential knowledge or information regarding the operations, finances, organization or employees of the Company (or its
     Subsidiaries and Affiliates) or confidential or secret processes, services, techniques, customers or plans of the Company (or its Subsidiaries and
     Affiliates); and (2) the Executive will not use, directly or indirectly, any confidential information for the benefit of anyone other than the
     Company (or its Subsidiaries and Affiliates); provided, however, that the
     Executive has no obligation, express or implied, to refrain from using or disclosing to others any such knowledge or information which is or hereafter shall become available to the public other than through disclosure by the Executive. All rights to new processes, techniques, know-how, inventions, plans, products, patents and devices developed, made or invented by the Executive, alone or

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     with others, while an employee of the Company which are related to the business of the Company (or its Subsidiaries and Affiliates) shall be and become the sole property of the Company, unless released in writing by the
     Company, and the Executive hereby assigns all such rights to the Company.
     All files, records, correspondence, memoranda, notes or other documents
     (including, without limitation, those in computer-readable form) or property relating or belonging to the Company, whether prepared by the
     Executive or otherwise coming into the Executive's possession in the course of the performance of the Executive's services under this Agreement, shall be the exclusive property of Company and shall be delivered to Company and not retained by the Executive (including, without limitations, any copies thereof) upon termination of this Agreement for any reason whatsoever.

c.   The Executive will communicate and disclose in writing to the Company both during the term of this Agreement and thereafter, all inventions, discoveries, improvements, machines, devices, designs, processes, products, software, treatments, formulae, mixtures and/or compounds whether patentable or not as well as patents and patent applications (all collectively referred to as "Inventions") made, conceived, developed or acquired by the Executive or under which the Executive acquired the right to grant licenses or become licensed, whether alone or jointly with others, during the term of this Agreement. All of the Executive's right, title and interest in, to and under such Inventions, including licenses and right to grant licenses shall be the sole property of the Company and the same are hereby assigned to the Company. Any Invention disclosed by the Executive to anyone within one (1) year after the termination of his employment under this Agreement, which relates to any matters pertaining to, applicable to, or useful in connection with, the business of the

                                       12

     Company shall be deemed to have been made or conceived or developed by the
     Executive during the term of this Agreement, unless proved by the Executive to have been made and conceived and developed after the termination of this
     Agreement.

d.   For all of the Executive's Inventions, the Executive will, upon request of the Company, during the term of this Agreement and thereafter:

          (1) execute and deliver all documents which the Company shall deem necessary or appropriate to assign, transfer and convey to the
          Company, all of the Executive's right, title, interest in and to such
          Inventions, and enable the Company to file and prosecute applications for Letters Patent of the United States and any foreign countries on
          Inventions as to which the Company wishes to file patent applications;
          and

          (2) do all other things (including the giving of evidence in suits and other proceedings) which the Company shall deem necessary or appropriate to obtain, maintain, and assert patents for any and all such Inventions and to assert its rights in any Inventions not patented.

e.   The Executive's obligations under paragraphs (b), (c), and (d) above do not apply to Inventions for which no equipment, supplies, facility or confidential information of the Company was used, and which were developed entirely on the Executive's own time unless the Inventions relate:

          (1) to the business of the Company; or,

          (2) to the Company's actual or demonstrably anticipated research or development; or,

          (3) the Inventions result from any work performed by the Executive for the Company.

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f.   The Executive hereby assigns to the Company the copyright in all works prepared by the Executive which are either:

          (1) within the scope of the Executive's employment; or,

          (2) based upon information acquired from the Company not normally made available to the public; or,

          (3) commissioned by the Company but not within the Executive's scope of employment.

     The Executive agrees to submit all such works to the Vice President of
     Research for approval prior to publication or oral dissemination. The
     Executive also agrees to do all things (including the giving of evidence in suits and other proceedings) which the Company shall deem necessary or appropriate to obtain, maintain, and enable the Company to protect its rights in and to such works.

g.   The Executive hereby releases and allows the Company to use, for any lawful purpose, any voice reproduction, photograph, or other video likeness of the
     Executive made in the scope of the Executive's employment.

h.   All expenses incident to any action required by the Company to assign
     Inventions or copyrights to the Company or so taken in its behalf pursuant to the terms of this Agreement shall be borne by the Company, including a reasonable payment for the Executive's time and expenses involved if not then in the Company's employ, which payment for such time shall not amount to more than double the Executive's Base Salary for a period of time at the rate being paid to the Executive by the Company at the time of termination of employment.

i.   The Executive acknowledges that a breach of his covenants contained in this
     Section 8 may cause irreparable damage to the Company (or its Subsidiaries and Affiliates), the exact

                                       14

     amount of which will be difficult to ascertain, that the remedies at law for any such breach will be inadequate and that the Pro Rata Bonus and
     Incentive Payments, any Severance Pay and any other payments and benefits, other than the Entitlements, Rights, any right to COBRA benefits paid solely by the Executive, and any accrued but unused vacation pay are additional consideration for the covenants contained in this Section .
     Accordingly, the Executive agrees that if he breaches any of the covenants contained in this Section, in addition to any other remedy which may be available at law or in equity, the Company shall be entitled to specific performance and injunctive relief. In addition, the breach of any of the covenants contained in this Section shall entitle the Company to permanently withhold, and, if applicable, to recover from the Executive any amounts paid with respect to, the Pro Rata Bonus and Incentive Payments, any Severance Pay, and any other payments and benefits, other than the
     Entitlements, Rights, any right to COBRA benefits paid solely by the
     Executive, and any accrued but unused vacation pay. The Company shall provide the Executive with at least five days prior written notice before withholding of any payment provided for in the immediately preceding sentence.

j.   The Company and the Executive further acknowledge that the time, scope, geographic area and other provisions of this Section have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the activities contemplated by this Agreement. If the agreements in this Section shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a time, or over too great a geographical area, or by reason of their being too extensive in any other respect, they shall be interpreted to extend only over the maximum time for which they may be enforceable and/or over the maximum geographical

                                       15

     area as to which they may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action.

k.   The Executive agrees to cooperate with the Company during his employment hereunder and thereafter (including following the Executive's termination of employment for any reason), by making himself reasonably available to testify on behalf of the Company in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Company's Board of
     Directors or its representatives or counsel, or representatives or counsel to the Company, as reasonably requested; provided, however that the same does not materially interfere with his then current professional activities or important personal activities and is not contrary to the best interests of the Executive. The Company agrees to reimburse the Executive, on an after-tax basis, for all expenses including pre-approved legal expenses, actually incurred in connection with his provision of testimony or assistance, and, if during the period following the Employment Term, the
     Company requests the Executive's cooperation for a period of greater than 8 hours per month, the Company agrees to reimburse the Executive at a rate of
     $150.00 per hour.

l.   The Executive agrees that, during his employment and thereafter (including following the Executive's termination of employment for any reason) he will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Company, its Subsidiaries or
     Affiliates, or its or their respective officers, directors, employees, advisors, businesses or reputations.

         9. Special Tax Provision.

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a.   Except as otherwise provided in this Section 9, if any amount or benefit paid to the Executive, (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company or any person affiliated with the Company), as a result of any change in ownership of the
     Company covered by Code Section 280G(b)(2) ("Change in Control")
     (collectively, the "Covered Payments") is subject to the excise tax imposed by Section 4999 of the Code and/or any interest or penalties with respect to such excise tax (such excise tax is hereinafter referred to as the
     "Excise Tax"), the Company shall pay to the Executive an additional payment
     (the "Tax Reimbursement Payment") in an amount such that after payment by the Executive of all taxes (including any Excise Tax) (including, without limitation, income taxes) imposed upon the Tax Reimbursement Payment, the
     Executive retains an amount of the Tax Reimbursement Payment equal to the
     Excise Tax imposed upon the Covered Payments. Notwithstanding the foregoing, this Section 9 will apply to Covered Payments which are subject to the Excise Tax by reason of a Change in Control only where the Executive is terminated without Cause by the Company or resigns for Good Reason from the Company's employ within two years of such Change in Control.

b.   To determine the amount of the Tax Reimbursement Payment, the Executive shall be deemed to (1) pay Federal income taxes at the highest applicable marginal rate of Federal income taxation for the calendar year in which the
     Tax Reimbursement Payment is to be made and (2) pay any applicable state and local income taxes at the highest applicable marginal rate of income taxation for the calendar year in which the Tax Reimbursement Payment is to be made, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year.

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c.   (1) (a) If the Company's outside legal counsel (based on calculations made by a benefits consulting firm appointed by the Company or by the Company's independent certified public accountants) or the Company's independent certified public accountants (the "Tax Advisor") determines, the correct amount of the Tax Reimbursement Payment to be less than the amount determined when the Tax Reimbursement Payment was made, the Executive shall repay the Company, within thirty days after the amount of such reduction in
     Tax Reimbursement Payment is determined by the Tax Advisor, the portion of the prior Tax Reimbursement Payment attributable to such reduction
     (including the portion of the Tax Reimbursement Payment attributable to the
     Excise Tax and federal, state and local income tax imposed on the portion of the Tax Reimbursement Payment being repaid by the Executive, using the assumptions and methodology used to calculate the Tax Reimbursement Payment
     (unless manifestly erroneous)), plus interest on the repayment at the rate provided in Section 6621(a)(1) of the Code.

     (b)  If the determination set forth in (9) above is made by the Tax Advisor after the filing by the Executive of any of his tax returns for the calendar year in which the change in ownership event covered by Code
          Section 280G(b)(2) occurred, but prior to the date the statute of limitations has expired for refund claims, the Executive shall file at the request of the Company an amended tax return in accordance with the Tax Advisor's determination, but no portion of the Tax
          Reimbursement Payment shall be required to be refunded to the Company until actual refund or credit of such portion has been made to the
          Executive, and interest payable to the Company shall not exceed the interest received or credited to the Executive by such tax authority for the time it held such

                                       18

          portion (less any tax the Executive must pay on such interest and which the Executive is unable to deduct as a result of payment of the refund). If the Excise Tax is later determined by the Tax Advisor or the Internal Revenue Service to exceed the amount taken into account hereunder when the Tax Reimbursement Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Tax Reimbursement Payment), the Company shall make an additional Tax Reimbursement Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) once the amount of such excess is finally determined.

          (2)  If any controversy with the Internal Revenue Service (or other taxing authority) arises under this Section 9, the Executive shall permit the Company to control issues related to this
               Section 9, provided such issues do not potentially materially adversely affect the Executive; provided further, however, the
               Company shall bear and pay directly all costs and expenses
               (including additional interest and penalties) incurred in
               connection with such contest and shall indemnify and hold the
               Executive harmless, on an after-tax basis, for any Excise Tax or income tax thereon, including interest and penalties, which is payable to the Executive pursuant to the provisions of Section
               9a. If any issues do potentially materially adversely affect the
               Executive, the Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of the issues, but if the parties cannot agree the Company shall make the final determination with regard to the

                                       19

               issues; provided further, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax thereon, including interest and penalties, which is payable to the
               Executive pursuant to the provisions of Section 9a. If any conference occurs with any taxing authority about the Excise Tax or associated income taxes, the Executive shall permit a Company representative to accompany the Executive, and the Executive and his representative shall cooperate with the Company and its representative.

          (3)  With regard to any initial filing for a refund or any other action required pursuant to this Section 9 (other than by mutual agreement) or, if not required, agreed to by the Company and the
               Executive, the Executive shall cooperate fully with the Company.

d.   The Company shall use its best efforts to cause the Tax Advisor to promptly deliver the initial determination required hereunder within forty-five (45)
     days after the change in ownership covered by Section 280G(b)(2) of the
     Code. The Tax Reimbursement Payment, or any portion thereof, payable by the
     Company shall be paid not later than the thirtieth (30th) day following the determination by the Tax Advisor or as soon as practicable thereafter. The amount of such payment shall be subject to later adjustment in accordance with the determination of the Tax Advisor as provided herein.

e.   The Company shall be responsible for all charges of the Tax Advisor, any benefits consulting firm appointed by the Company and the Company's independent certified accountants.

                                       20

f.   The Executive and the Company shall mutually agree on and promulgate further guidelines in accordance with this Section 9 to the extent, if any, necessary to effect the reversal of an excessive, or a shortfall in, the
     Tax Reimbursement Payments.

g.   The payments made pursuant this Section 9 shall be excluded from all pension and benefit calculations under the employee benefit plans of the
     Company.

         10. Notices. Any notices required or permitted hereunder shall be in writing and shall be deemed to have been given when personally delivered or when mailed, certified or registered mail, postage prepaid, to the following addresses:

                  If to the Executive:

                           Mark L. Bosanko
                           2002 Summerland Court
                           Richmond, TX 77469

                  If to the Company:

                           ONDEO Nalco Energy Services, L.P.
                           7701 Highway 90-A
                           Sugar Land, TX 77478

                           Attention: General Counsel

         11. General.

a.   Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Illinois applicable to contracts executed and to be performed entirely within said
     State.

                                       21

b.   Construction and Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired, and the parties undertake to implement all efforts which are necessary, desirable and sufficient to amend, supplement or substitute all and any such invalid, illegal or unenforceable provisions with enforceable and valid provisions which would produce as nearly as may be possible the result previously intended by the parties without renegotiation of any material terms and conditions stipulated herein.

c.   Assignability. The Executive may not assign his interest in or delegate his duties under this Agreement. This Agreement is for the employment of the
     Executive, personally, and the services to be rendered by him under this
     Agreement must be rendered by him and no other person. The Executive represents and warrants to the Company that the Executive has no contracts or agreements of any nature that the Executive has entered into with any other person, firm or corporation that contain any restraints on the
     Executive's ability to perform his obligations under this Agreement. This
     Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns. Notwithstanding anything else in this Agreement to the contrary, the Company shall assign this Agreement to, and all rights hereunder shall inure to the benefit of, any person, firm or corporation resulting from the reorganization of the Company or succeeding to the business or assets of the Company by purchase, merger or consolidation and the Company shall require the assignee to assume this Agreement in writing.

d.   Compliance with Rules and Policies. The Executive shall perform all services in all material respects in accordance with the applicable policies, procedures and rules established by the

                                       22

     Company, including, but not limited to, the By-Laws of the Company. In addition, the Executive, where applicable, shall comply in all material respects with all laws, rules and regulations that are generally applicable to the Company, and its employees, directors and officers.

e.   Arbitration. (1) The parties shall use their reasonable best efforts and good will to settle all disputes by amicable negotiations. The Company and the Executive agree that any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, or the termination of this Agreement or the termination of the Executive's employment hereunder that is not amicably resolved by negotiation shall be finally settled by arbitration, under and in accordance with the Rules of Commercial
     Arbitration of the American Arbitration Association then in effect, as set forth below, in Chicago, Illinois, or such other place agreed to by the parties.

     (2)  Any such arbitration shall be heard before a panel consisting of one
          (1) to three (3) arbitrators, each of whom shall be impartial. All arbitrators shall be appointed in the first instance by agreement between the parties. If the parties cannot agree upon a single arbitrator, each of the Company and the Executive shall be entitled to appoint one arbitrator. These two appointed arbitrators shall then appoint a third arbitrator by their mutual agreement.

     (3)  The award of the arbitrator or panel of arbitrators shall be in writing and state the reasons upon which it is based. It may be made public only with the consent of the parties. Any monetary award shall be in U.S. dollars.

                                       23

     (4)  Each of the parties hereto accepts the exclusive jurisdiction of the arbitrator or panel of arbitrators appointed in accordance herewith.
          The award of the arbitrator or arbitral panel shall be final and binding on the parties, who undertake to carry it out without delay.
          Judgment on the award rendered by the arbitrator or arbitral panel may be entered in any court having jurisdiction thereof.

     (5)  The arbitrator or panel of arbitrators may also award interim relief and grant specific performance. Notwithstanding the foregoing, each party reserves the right to apply to any court of competent jurisdiction for any provisional measure, including injunctive relief, to enforce the terms of this Agreement.

     (6)  The Company and the Executive shall each pay fifty percent (50%) of all costs of the arbitrator or panel of arbitrators and of the
          American Arbitration Association. The arbitrator may award to the party prevailing on any matter or issue within the arbitration, his or its legal fees and disbursements (including the costs of the American
          Arbitration Association and the arbitrator) related to such matter or issue provided that the party is successful overall on a material portion of the arbitration, provided, however, the Company shall only be entitled to an award of legal fees and disbursements if the resolution of any such contest or dispute includes a finding that the
          Executive's claims in such contest or dispute were frivolous or brought in bad faith.

f.   Withholding. The Company shall withhold from all amounts due hereunder any applicable withholding taxes payable to federal, state, local or foreign taxing authorities.

                                       24

g.   Entire Agreement; Modification. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, supersedes all prior agreements and undertakings, both written and oral, and may not be modified or amended in any way except in writing by the parties hereto. Notwithstanding the foregoing, the following agreements are not superseded by this Agreement and are to remain in effect: (1) the Death
     Benefit Agreement, if any, between the Company and the Executive, which the
     Company, in its discretion, may replace with an insured benefit; and (2)
     the Agreement, if any, to Restore Benefits Reduced by ERISA-Related Limits
     between the Company and the Executive.

h.   Duration. Notwithstanding the Employment Term hereunder, the applicable sections of this Agreement shall continue for so long as any obligations remain under this Agreement.

i.   Survival. The covenants set forth in Section shall survive and shall continue to be binding upon the Executive notwithstanding the termination of this Agreement for any reason whatsoever.

j.   Waiver. No waiver by either party hereto of any of the requirements imposed by this Agreement on, or any breach of any condition or provision of this
     Agreement to be performed by, the other party shall be deemed a waiver of a similar or dissimilar requirement, provision or condition of this Agreement at the same or any prior or subsequent time. Any such waiver shall be express and in writing, and there shall be no waiver by conduct.

k.   Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto executed this Agreement as of the day and year first written above.

                                       25

                                              ONDEO NALCO ENERGY SERVICES, L.P.

Date:
     ----------------------------------       ----------------------------------
                                              Name:
                                              Title:

                                              EXECUTIVE

Date:
     ----------------------------------       ----------------------------------

                                       26

                  RIDER TO MARK L. BOSANKO EMPLOYMENT AGREEMENT
                             DATED SEPTEMBER 1, 2003

         Mark L. Bosanko (the "Executive") has agreed to not resign his employment for one year from the date of the signature below. The terms of the
Employment Agreement shall remain in effect except as modified by this Rider.

                                 END OF ONE YEAR

         If at the end of one year from the signing of this Rider, the Executive remains employed with the Company, the terms and benefits of this Rider will take effect.

         If the Executive resigns within the year following the signing of this
Rider, he shall not receive the benefits of this Rider, that is, he, will not be bridged to age 55 to enable him to elect early retirement.

                            TERMINATION BEFORE AGE 55

         If the Executive's employment is terminated for ANY REASON OTHER THAN A
REASON WHICH WOULD CONSTITUTE GOOD REASON AFTER THE DATE OF THIS RIDER, THE
EXECUTIVE HAS NOT VOLUNTARILY TERMINATED HIS EMPLOYMENT DURING THE FIRST YEAR
AFTER THIS AGREEMENT and the Executive has not attained age 55, the Executive's severance pay under Section 7a(4) will be paid in the form and amounts as if he had continued to be actively employed, until the Executive attains age 55. If the severance pay is insufficient to be paid in the full regular paychecks, the severance pay shall be prorated over the period. If there is severance pay remaining when the Executive attains age 55, the remaining balance shall then be paid in a lump sum to the Executive. This arrangement will enable the Executive to elect the benefits of early retirement on the 1st day of the month following his 55th birthday. The Executive's non qualified pension benefit will be determined by giving him service credit to age 55 (and further he will be deemed to have ten (10) years of service credit after age 45). Upon retirement, the
Executive will qualify for all retirement benefits then generally available to retirees.

                                               Ondeo Nalco Energy Services, L.P.

                                               By:
                                                  ------------------------------
                                               Mark L. Bosanko

Date signed:
            --------------------------------   ---------------------------------